UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2013

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 250, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 18, 2013, QLT Inc. (the “Company”) entered into a letter agreement with Alexander R. Lussow, the Company’s Senior Vice President, Business Development and Commercial Operations, in which the Company, among other things, agreed that it would terminate Mr. Lussow on either, in the Company’s discretion, March 31, 2014, April 30, 2014 or May 31, 2014 and confirmed that, upon such termination, Mr. Lussow would be entitled to severance benefits under the change of control letter, dated June 30, 2006, between the Company and Mr. Lussow (the “2006 Change of Control Letter”) as a result of the change of control that occurred at the Company’s 2012 Annual General Meeting. Mr. Lussow has agreed not to resign prior to such termination date and to perform his duties up to his termination in a manner consistent with his current performance.

Pursuant to the terms of the 2006 Change of Control Letter, Mr. Lussow will be entitled upon termination to a lump-sum severance payment of CAD $480,650, which is the equivalent of 18 months’ base salary. In addition, Mr. Lussow will be entitled to a lump sum payment ranging from approximately CAD $200,271 to CAD $226,974 (depending on his termination date), representing unpaid bonus payments due under the Company’s cash incentive compensation plan for the 2013 and 2014 performance periods (pro-rated for Mr. Lussow’s actual months of employment with the Company), as well as a lump sum payment of CAD $240,325, which is the equivalent of Mr. Lussow’s bonus entitlement for the 18-month period following his termination date under the Company’s cash incentive compensation plan (calculated at the maximum cash incentive compensation entitlement that would otherwise have been paid during the severance period). Mr. Lussow will also be entitled to receive, in a lump-sum payment upon termination, RRSP contributions ranging from CAD $15,254 to CAD $18,992 for the 18-month period following his termination, health benefits for one month and an amount equal to 10% of Mr. Lussow’s base salary for 17 months (or CAD $45,395) as compensation for health related benefits coverage, and up to CAD $5,000 for outplacement counseling services pursuant to the terms of the 2006 Change of Control Letter. Pursuant to the letter agreement, Mr. Lussow will also be entitled to CAD $50,000 in relocation expenses in lieu of any entitlement to moving expenses set forth in the 2006 Change of Control Letter or Mr. Lussow’s employment agreement. Mr. Lussow’s receipt of the benefits described above is subject to his execution of a release of all claims against the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission:

Number	Description

10.74	Letter Agreement between the Company and Alexander R. Lussow effective as of December 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Sukhi Jagpal
Name:	Sukhi Jagpal
Title:	Chief Financial Officer

Date: December 20, 2013